Exhibit 2.1

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (this “Amendment”), dated as of August 25, 2023, is entered into by and among Honeycomb Battery Company, an Ohio corporation (the “Company”), Nubia Brand International Corp., a Delaware corporation (“Parent”), and Nubia Merger Sub, Inc., an Ohio corporation (“Merger Sub”) and wholly-owned subsidiary of Parent. The Company, Parent and Merger Sub may each be individually referred to as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into that certain Merger Agreement dated as of February 15, 2023 (the “Original Merger Agreement”);

WHEREAS, pursuant to Section 11.2 of the Original Merger Agreement, the Original Merger Agreement can be amended with the written agreement of the Parties.

WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Original Merger Agreement as more fully set forth in this Amendment; and

WHEREAS, capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments of the Original Merger Agreement.

(a) Section 3.4(c) of the Original Merger Agreement is hereby amended to include the following provision following Section 3.4(c)(iii):

“(iv) For purposes of the this Section 3.4(c), in connection with any transaction resulting in a Change in Control, the valuation of Parent Class A Common Stock shall be calculated inclusive of the Earnout Shares.”

(b) Section 10.1 of the Original Merger Agreement is hereby amended to replace the reference to “September 15, 2023” with “December 14, 2023.”

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) The Company has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company is necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) Neither the execution, delivery or performance by the Company of this Amendment nor the consummation by the Company of the transactions contemplated hereby does or will, in each case, subject to receipt of the Company Stockholder Approval, (i) contravene or conflict with the contravene or conflict with the organizational or constitutive documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its properties, rights or assets, (iii) (A) require consent, approval or waiver under, (B) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (C) violate, (D) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (A) – (D), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its properties, rights or assets, (iii) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Parties’ properties, rights or assets, or (iv) require any consent, approval or waiver from any Person pursuant to any provision of the organizational or constitutive documents of the Company Parties.

3. Representations and Warranties of the Parent Parties. Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval). This Amendment has been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Amendment constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by a Parent Party of this Amendment or the consummation by a Parent Party of the transactions contemplated hereby does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(e) Incorporation by Reference. Sections 11.1 (Notices), 11.2 (Amendments; Waivers; Extensions; Remedies), 11.3 (Arm’s Length Bargaining; No Presumption Against Drafter), 11.5 (Expenses), 11.6 (No Assignment or Delegation), 11.10 (Severability), 11.11 (Further Assurances), 11.12 (Third Party Beneficiaries), 11.13 (Waiver), 11.14 (No Other Representations; No Reliance), 11.15 (Waiver of Jury Trial), 11.16 (Submission to Jurisdiction), 11.17 (Remedies) and 11.18 (Non-Recourse) are hereby incorporated by reference herein mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

NUBIA BRAND INTERNATIONAL CORP.

By:	/s/ Jaymes Winters
Name:	Jaymes Winters
Title:	Chief Executive Officer

Merger Sub:

NUBIA MERGER SUB, INC.

By:	/s/ Jaymes Winters
Name:	Jaymes Winters
Title:	Chief Executive Officer

Company:

HONEYCOMB BATTERY COMPANY

By:	/s/ Bor Jang
Name:	Bor Jang
Title:	Chief Executive Officer